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TOWN OF COLONIE INDUSTRIAL DEVELOPMENT AGENCY

AND

MECHANICAL TECHNOLOGY INCORPORATED

WITH

KEYBANK NATIONAL ASSOCIATION

____________________

BUILDING LOAN CONTRACT
____________________

DATED AS OF DECEMBER 1, 1998

RELATING TO THE MECHANICAL TECHNOLOGY INCORPORATED PROJECT LOCATED ON ALBANY-SHAKER ROAD IN THE TOWN OF COLONIE, ALBANY COUNTY, NEW YORK

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TABLE OF CONTENTS

ARTICLE 1 TERMS AND DEFINITIONS 2 1.1 Advance. 2 1.2 Affiliate. 2 1.3 Approval. 2 1.4 Architect. 2 1.5 Architects Contract. 2 1.6 Bank Documents. 2 1.7 Bond Documents. 2 1.8 Bonds. 2 1.9 Commitment. 3 1.10 Completion Date. 3 1.11 Construction Budget. 3 1.12 Construction Contract. 3 1.13 Construction Inspector. 3 1.14 Contingency Reserve. 3 1.15 Contract Assignment. 3 1.16 Contractor. 3 1.17 Costs of Improvement. 3 1.18 Date of Issuance. 3 1.19 Equipment. 3 1.20 Event of Default. 3 1.21 Existing Facility 3 1.22 Governmental Authority. 3 1.23 Guarantor 4 1.24 Guaranty 4 1.25 Improvements. 4
1.26 Indirect Costs. 4 1.27 Installment Sale Agreement. 4 1.28 Land 4 1.29 Letter of Credit. 4 1.30 Lien Law. 4 1.31 Mortgage. 4 1.32 New Facility 4 1.33 Plans and Specifications. 4 1.34 Pledge And Security Agreement. 4 1.35 Project Facility. 4 1.36 Project Facility Costs. 4 1.37 Project Fund. 5 1.38 Reimbursement Agreement. 5 1.39 Request for Disbursement 5 1.40 Requirements. 5
1.41 Security Agreement. 5 1.42 Termination Date. 5 1.43 Trustee. 5

ARTICLE 2 BANK DOCUMENTS 5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY 5 3.1 Validity of Bank Documents. 5 3.2 Title to Project Facility. 5 3.3 Absence of Conflicts 6 3.4 Pending Litigation. 6 3.5 Violations of Requirements. 6 3.6 Compliance with
Requirements. 6 3.7	Organization, Status and Authority. 6 3.8 Availability
of Utilities. 6 3.9 Condition of Project Facility. 6 3.10 Brokerage Commissions. 7 3.11 Financial Statements. 7 3.12 Taxes. 7 3.13 Architect's and Construction Contracts. 7 3.14 Contractor. 7 3.15 Other Contracts. 7 3.16 Access. 7 3.17 No Default. 8 3.18 Plans and Specifications. 8 3.19 Governmental Approvals. 8 3.20 Construction Budget. 8 3.21 Effect of Request for Disbursement. 8 3.22 The Company As Agent; Disbursement of Funds 8




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ARTICLE 4 COVENANTS OF THE COMPANY 8 4.1 Commitment. 9 4.2 Contracts. 9 4.3
Insurance. 9 4.4 Application of Proceeds. 9 4.5 Project Facility Costs and
Expenses. 9 4.6	Commencement and Completion of Construction.	9 4.7	Right
of the Bank to Inspect Project Facility.	9 4.8 Correction of Defects. 10
4.9 Sign Regarding Construction Financing. 10 4.10 Approval of Change Orders.
10 4.11 Notice of Occupancy. 10 4.12 Books and Records. 10 4.13	Financial
Statements and Other Information.	10 4.14	Soil Tests. To provide promptly
to the Bank at the Company's expense such soil tests and environmental assessments of the Land as the Bank may require from time to time. 10 4.15 Insufficiency of Proceeds. 10 4.16 Additional Documents. 11 4.17 Financing Publicity. 11 4.18 Easements and Restrictions. 11 4.19 Compliance with Requirements. 11 4.20 Leases. 12 4.21 Compliance With Restrictions, Covenants
and Easements. 12 4.22	Laborers, Subcontractors and Materialmen.	12 4.23
Further Assurance of Title. 12 4.24 Deposit of Income. 12 4.25 No Transfers or Encumbrances 12

ARTICLE 5 AGREEMENT TO APPROVE ADVANCES 13 5.1 Reimbursement Agreement. 13 5.2 Advances. 13 5.3 Cost Overruns. 13 5.4 Contingency Reserve. 13 5.5 Stored Materials. 13 5.6 Amount of Advances. 14 5.7 Quality of Work. 14

ARTICLE 6 CONDITIONS PRECEDENT TO DISBURSEMENT OF PROJECT FUND 14 6.1 Conditions of Initial Advance. 14 6.2 Conditions of Subsequent Advances. 17 6.3 Conditions of Final Advance. 19

ARTICLE 7 METHOD OF DISBURSEMENT OF LOAN PROCEEDS 19 7.1	Request for
Disbursement to be Submitted.	19 7.2	Notice and Frequency of Advances;
Retainage.	20 7.3 Funds Advanced. 20 7.4 Advances Do Not Constitute a
Waiver 20 7.5 Trust Fund Provisions 20

ARTICLE 8 EVENTS OF DEFAULT 21

ARTICLE 9 RIGHTS AND REMEDIES 23 9.1 Remedies. 23 9.2	Remedies Not in
Conflict with the Indenture.	26

ARTICLE 10 GENERAL CONDITIONS 27 10.1 Rights of Third Parties. 27 10.2
Limitation on Agency Liability; Indemnity.	27 10.3 Relationship. 28 10.4
Evidence of Satisfaction of Conditions. 28 10.5 Notices. 28 10.6 Assignment. 29
10.7	Successors and Assigns Included in Parties.	29 10.8 Headings. 29
10.9 Invalid Provisions to Affect No Others. 29 10.10 Number and Gender. 29
10.11 Governing Law. 29 10.12 Consent to Jurisdiction. 30 10.13 Amendments. 30
10.14 No Recourse; Special Obligation 30 10.15 Bifurcation 31

Exhibit A Construction Budget

Exhibit B Description Of Land

Exhibit D LIEN LAW, SECTION 22 AFFIDAVIT

BUILDING LOAN CONTRACT

THIS BUILDING LOAN CONTRACT (the "Agreement") is made and entered into as of December 1, 1998 among KEYBANK NATIONAL ASSOCIATION, a national banking association with an office for the transaction of business at 66 South Pearl Street, Albany, New York 12207 (hereinafter referred to as the "Bank"), MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation with its principal place of business at 968 Albany-Shaker Road, Latham, New York 12110 (hereinafter referred to as the "Company") and the TOWN OF COLONIE INDUSTRIAL


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DEVELOPMENT AGENCY, a public benefit corporation with an office for the transaction of business at 347 Old Niskayuna Road, Latham, New York 12110 (hereinafter referred to as the "Agency").

W I T N E S S E T H:

WHEREAS, the Agency has determined to issue and sell its $6,000,000.00 Aggragate Principal amount of Taxable Industrial Development Revenue Bonds (Mechanical Technology Incorporated Project - Letter Of Credit Secured), Series 1998A (the "Bonds") in the maximum aggregate principal amount of $6,000,000.00 to provide financing for the project consisting of construction of a building, renovation of an existing building and the installation of machinery and equipment therein and for the related costs and expenses associated therewith (the "Project"); and

WHEREAS, the Bonds are to be issued pursuant to that certain Trust Indenture, dated as of December 1, 1998 (the "Indenture"), between the Agency and Manufacturers And Traders Trust Company, as Trustee (the "Trustee"); and

WHEREAS, the Agency has determined that issuing the Bonds and constructing the New Facility and acquiring and renovating the Existing Facility and equipping each will accomplish, in part, its public purposes; and

WHEREAS, in connection with the Bonds, the Bank is about to issue its irrevocable letter of credit (the "Letter of Credit") in favor of the Trustee; and

WHEREAS, with regard to the Letter of Credit, the Bank and the Company have or are about to enter into the Reimbursement Agreement, dated as of December 1, 1998 (the "Reimbursement Agreement"); and

WHEREAS, the Agency, the Bank, the Trustee and the Company have agreed that draws are to be advanced to the Company by the Trustee in accordance with the provisions of this Agreement and the provisions of the Indenture.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Bank agrees to issue the Letter of Credit in accordance with the terms more particularly set forth in the Reimbursement Agreement, which Letter of Credit has been issued in order to enhance Bonds, the proceeds of which will be used for construction of the Facility in accordance with and subject to the terms and conditions hereinafter set forth.

ARTICLE 1

TERMS AND DEFINITIONS

In addition to the other terms defined in this Agreement, the Reimbursement Agreement or the Indenture, the following additional terms shall have the meanings set forth in this Article. References to documents and other materials shall include those documents and materials as they may be revised, amended and modified, from time to time, with the prior written approval of the Bank. Capitalized terms not otherwise defined shall have the meanings set forth in the Indenture.

1.1	Advance. "Advance" means any disbursement by the Trustee of Bond proceeds in accordance with the provisions of this Agreement, Section 403 of the Indenture and Section 4.3 of the Instalment Sale Agreement, upon presentation of a requisition from the Company.

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1.2     Affiliate. "Affiliate" means any natural person, corporation, partnership, limited liability company except Plug Power LLC, or other organization or entity controlling, controlled by or in common control with, the Company.

1.3	Approval. "Approval", "Approved", "Approval" or "Approved" means, as the context so determines, an approval by the Bank and the Trustee of Request for Disbursement given after full and fair disclosure to the approving parties of all material facts necessary in order to determine whether approval should be granted.

1.4	Architect. "Architect" means Stracher, Roth & Gilmore, whose address is
143 Jay Street, Schenectady, New York 12305.

1.5	Architects Contract. "Architects Contract" means the Contract dated
June 24, 1998 between the Company and the Architect providing for architectural services.

1.6	Bank Documents. "Bank Documents" means, collectively, this Building
Loan Contract, the Reimbursement Agreement, the Mortgage, the Guaranty and the Pledge And Security Agreement.

1.7	Bond Documents. "Bond Documents" means collectively, the Indenture and any other document executed by the Company in connection with the issuance of the Bonds other than the Bank Documents.

1.8	Bonds. "Bonds" means the $6,000,000.00 of Aggregate Principal Amount
Taxable Industrial Development Revenue Bonds (Mechanical Technology Incorporated Project - Letter of Credit Secured), Series 1998A issued by the Agency pursuant to the Indenture.

1.9	Commitment. "Commitment" means the commitment letter for the Letter of
Credit issued by the Bank to the Company dated July 15, 1998 and accepted by the Company July 15, 1998.

1.10	Completion Date. "Completion Date" means April 30, 1999.

1.11	Construction Budget. "Construction Budget" means the budget for total estimated Project Facility Costs, submitted by the Company, approved by the Bank, and attached hereto as Exhibit A.

1.12 Construction Contract. "Construction Contract" means th Contract dated June 19, 1998 between the Company and the Contractor providing for the construction of the Improvements on the Land.

1.13	Construction Inspector. "Construction Inspector" means Omega Design
Architect P.C. or, in the alternative such officers or employees of the Bank.

1.14	Contingency Reserve. "Contingency Reserve" means the amount(s) (if any)
allocated as contingency reserve(s) in the Construction Budget to be disbursed by the Trustee upon approval of the Bank.

1.15	Contract Assignment. "Contract Assignment" means the Assignment of
Contract Rights dated as of December 1, 1998 given by the Company to the Bank.

1.16	Contractor. "Contractor" means Malone & Tate Builders Inc. whose address is 2217 Central Avenue, Schenectady, New York 12304.


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1.17    Costs of Improvement. "Costs of Improvement" means those items defined as such under Section 2(5) of the Lien Law.

1.18	Date of Issuance. "Date of Issuance" means the date of issuance ofthe
Letter of Credit.

1.19 Equipment. "Equipment" means materials, furnishings, fixtures machinery, equipment and all items of tangible and intangible personal property now or hereafter owned by the Company and located on the Land or located elsewhere and intended to be incorporated in the Improvements.

1.20	Event of Default. "Event of Default" means any condition or event described herein as such.

1.21	Existing Facility. "Existing Facility" means three buildings containing approximately 98,000 square feet of space located on the Land.

1.22	Governmental Authority. "Governmental Authority" means the United
States of America, the State of New York, any political subdivision thereof, municipalities in which the Land is located and any agency, authority, department, commission, board, bureau or instrumentality of any of them.

1.23	Guarantor. "Guarantor" means Ling Electronics, Inc.

1.24	Guaranty. "Guaranty" means the unconditional guarantee of payment by the Guarantor dated as of December 1, 1998 of the obligations of the Company under the Bank Documents.

1.25	Improvements. "Improvements" means those portions of the Existing
Facility which will not be demolished and the New Facility which will contain approximatley 32,000 square feet and will be constructed on the Land in accordance with the Plans and Specifications.

1.26	Indirect Costs. "Indirect Costs" mean and include title insurance premiums, survey charges, engineering fees, architectural fees, real estate taxes during the period of construction, commitment fees and interest payable to the Bank under the Reimbursement Agreement, premiums for insurance, legal fees and all other expenses which are, in accordance with sound accounting practices, capital expenditures relating to the Project Facility.

1.27	Installment Sale Agreement. "Installment Sale Agreement" means the
Installment Sale Agreement between the Agency and the Company dated as of December 1, 1998.

1.28	Land. "Land" means the real property described in Exhibit B attached hereto.

1.29	Letter of Credit. "Letter of Credit" means the $6,160,274.00 irrevocable letter of credit issued by the Bank in favor of the Trustee on the Date of Issuance.

1.30	Lien Law. "Lien Law" means the Lien Law of the State of New York.

1.31	Mortgage. "Mortgage" means the Mortgage And Security Agreement creating a good and valid first mortgage lien on the Land given by the Agency and the Company to the Bank and dated as of December 1, 1998.

1.32	New Facility. "New Facility" means an approximately 32,000 square foot building to be constructed on the Land.
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1.33	Plans and Specifications. "Plans and Specifications" means the plans and specifications for the Improvements.

1.34	Pledge And Security Agreement. "Pledge And Security Agreement" means the Pledge And Security Agreement dated as of December 1, 1998 from the Company to the Bank.

1.35	Project Facility. "Project Facility" means the Land, the Improvements and the Equipment.

1.36	Project Facility Costs. "Project Facility Costs" means and includes all costs that will be incurred by the Company in connection with the demolition and renovation of the Existing Facility, construction of the New Facility, the equipping of the Facility with the Equipment, and the operation and carrying of the Project Facility through the expiration date of the Letter of Credit, including without limitation all Indirect Costs.

1.37	Project Fund. "Project Fund" shall mean the Project Fund created pursuant to Section 403 of the Indenture.

1.38	Reimbursement Agreement. "Reimbursement Agreement" means the
Reimbursement Agreement between the Company and the Bank dated as of December 1, 1998.

1.39	Request for Disbursement. "Request for Disbursement" means the request for disbursement from Project Fund in the form attached hereto as Exhibit C.

1.40	Requirements. "Requirements" means any law, ordinance, order, rule or regulation of any Governmental Authority relating in any way to the Project Facility or the Company.

1.41	Security Agreement. "Security Agreement" means the Security Agreement dated as of December 1, 1998 given by the Agency and the Company to the Bank.

1.42	Termination Date. "Termination Date" means the Completion Date.

1.43	Trustee. "Trustee" shall mean Manufacturers And Traders Trust Company, or any successor trustee under the Indenture.

ARTICLE 2

BANK DOCUMENTS

The Bank Documents have been duly authorized, executed and delivered by each of the parties thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Bank and the Agency as follows:

3.1	Validity of Bank Documents. That the Bank Documents to which it is a party (and assuming proper execution by any other party thereto) are in all respects valid and legally binding obligations, enforceable in accordance with their respective terms.


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3.2	Title to Project Facility. That the Company has good clear record and marketable fee simple absolute title to the Land, subject to no liens, security interests, charges or encumbrances in favor of any person other than the Trustee or the Bank or any utility servicing the Project Facility and the Lease to Issuer (as defined in the Indenture).

3.3	Absence of Conflicts. That the execution and delivery of the Bank
Documents by the Company does not, and the performance and observance by the Company of its obligations thereunder will not, contravene or result in a breach of (a) any provision of the Company's articles of organization or operating agreement; (b) any Requirements, or (c) any decree or judgement binding on the Company, or (d) any agreement or instrument binding on the Company or any of its properties, nor will the same result in the creation of any lien or security interest under any such agreement or instrument.

3.4	Pending Litigation. That there are no actions, suits, investigations or proceedings pending, or, to the knowledge of the Company, threatened against or affecting the Company (or any Affiliate of the Company), the Guarantor or the Project Facility, or involving the validity or enforceability of any of the Bank Documents or the priority of the lien thereof, or which will affect the Company's ability to pay its obligations under the Bank Documents, at law or in equity or before or by any Governmental Authority.

3.5	Violations of Requirements. That the Company has no knowledge of any violations or notices of violations of any Requirements.

3.6	Compliance with Requirements. That the Plans and Specifications and construction of the Improvements pursuant thereto and the use of the Project Facility contemplated thereby will comply with all Requirements.

3.7	Organization, Status and Authority. That the Company (i) is a business corporation duly organized, validly existing and in good standing under the laws of the state in which it was formed; (ii) is duly qualified to do business and is in good standing therein and in the State of New York, (iii) it has the power, authority and legal right to own and operate its properties and assets, carry on the business now being conducted and proposed to be conducted by it, and to engage in the transactions contemplated by the Bank Documents, and (iv) the execution and delivery of the Bank Documents to which it is a party and the performance and observance of the provisions thereof have been duly authorized by all necessary actions of the members and/or managers of the Company.

3.8	Availability of Utilities. That all utility services necessary nd sufficient for the construction, development and operation of the Project Facility for its intended purposes are presently available to the boundaries of the Land through dedicated public rights of way or through perpetual private easements, approved by the Bank, with respect to which the Indenture and the Mortgage create valid, binding and enforceable liens, including, but not limited to, water supply, storm and sanitary sewer, gas, electric and telephone facilities, and drainage.

3.9	Condition of Project Facility. That neither the Project Facility nor any portion thereof is now damaged or injured as result of any fire, explosion, accident, flood or other casualty or has been the subject of any condemnation, and to the knowledge of the Company, no condemnation is pending or contemplated.




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3.10	Brokerage Commissions. That any brokerage commissions due in connection with the transactions contemplated hereby have been paid in full and that any such commissions coming due in the future will be promptly paid by the Company. The Company agrees to and shall indemnify the Bank from any liability, claims or losses arising by reason of any such brokerage commissions. This provision shall survive the repayment of the obligations of the Company under the Bank Documents and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

3.11	Financial Statements. That any financial statements of the Company previously delivered to the Bank are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the respective financial conditions of the Company as of the respective dates thereof and the results of its operations for the periods covered thereby; that no adverse change has occurred in the assets, liabilities, or financial conditions reflected therein since the respective dates thereof; and that no additional borrowings have been made by the Company since the date thereof other than the borrowing contemplated hereby or previously consented to in writing by the Bank.

3.12	Taxes. That all federal, state and other tax returns of the Company required by law to be filed have been filed, that all federal, state and other taxes, assessments and other governmental charges upon the Company or its properties which are due and payable have been paid, and that the Company has set aside on its books provisions reasonably adequate for the payment of all taxes (or payment in lieu of taxes) for periods subsequent to the periods for which such returns have been filed.

3.13	Architect's and Construction Contracts. That (i) both the Construction
Contract and the Architect's Contract are in full force and effect; and (ii) both the Contractor and the Architect are in full compliance with their respective obligations under their respective Contracts.

3.14	Contractor. That (i) the work to be performed by Contractor under the
Construction Contract is work called for by the Plans and Specifications and all work required to complete the Improvements in accordance with the Plans and Specifications is provided for under the Construction Contract; and (ii) all work on the Improvements shall be completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects.

3.15	Other Contracts. Except for the Mortgage and the Bond Documents, that the Company has made no contract or arrangement of any kind or type whatsoever (whether oral or written, formal or informal), the performance of which by the other party thereto could give rise to a lien or encumbrance on the Project Facility, except for contracts (all of which have been disclosed in writing to the Bank) made by the Company with parties who have or will executed and delivered lien waivers to the Company, and which, in the opinion of the Bank's counsel, will not create rights in existing or future lien claimants which may be superior to the lien of the Mortgage.

3.16	Access. That the rights of way for all roads necessary for the full utilization of the Project Facility for their intended purposes have either been acquired by the Company, the appropriate Governmental Authority or have been dedicated to public use and accepted by such Governmental Authority, and all such roads shall have been completed, or all necessary steps shall have been taken by the Company and such Governmental Authority to assure the complete construction and installation thereof prior to the date upon which access to the Project Facility via such roads will be necessary. All curb cuts, driveway permits and traffic signals shown on the Plans and Specifications or otherwise necessary for access to the Project Facility are existing or have been fully approved by the appropriate Governmental Authority.

3.17	No Default. That no Event of Default exists and no event which but for the passage of time, the giving of notice or both would constitute an Event of Default has occurred.

3.18	Plans and Specifications. That the Company has furnished the Bank true and complete sets of the Plans and Specifications which comply with all Requirements, all governmental approvals, and all restrictions, covenants and easements affecting the Project Facility, and which have been approved by any Governmental Authority as is required for renovation of the Existing Facility and construction of the New Facility.

3.19	Governmental Approvals. That the Company has obtained all governmental approvals from, and has given all such notices to, and has taken all such other actions with respect to such Governmental Authority as may be required under applicable Requirements for the construction of the Improvements.

3.20	Construction Budget. That the Construction Budget accurately reflects all costs of construction of the Improvements.

3.21	Effect of Request for Disbursement. That each Request for Disbursement submitted as provided in Article 6 hereof and pursuant to the Indenture shall constitute an affirmation that the representations and warranties contained in
Article 3 of this Agreement and in the other Bank Documents remain true and correct as of the date thereof; and unless the Bank is notified to the contrary, in writing, prior to the disbursement of the requested Advance or any portion thereof, shall constitute an affirmation to the Bank and the Trustee that the same remain true and correct on the date of such disbursement.

3.22 The Company As Agent; Disbursement of Funds. That the Agency, in compliance with and subject to the terms of the Installment Sale Agreement, has appointed the Company its true and lawful agent, and the Company has accepted such agency for the purpose, among other things, of causing the Improvements to be renovated, constructed and equipped in accordance with the terms and conditions of this Agreement. The Agency has authorized the Trustee, with the consent of the Bank, to disburse all monies, as provided for in this Agreement, the Indenture and the Installment Sale Agreement directly to the Company in accordance with this Agreement.

ARTICLE 4

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with the Bank and the Agency as follows:

4.1	Commitment. To permit no default under the terms of the Commitment.

4.2	Contracts. (i) To permit no default by the Company under the terms of the Construction or Architect's Contract, (ii) to waive none of the material and substantial obligations of the Contractor or the Architect thereunder,
(iii) to do no act which would relieve Contractor or Architect from their respective obligations under their respective Contracts and (iv) to make no material amendments to or changes under either Contract without the prior written approval of the Bank.

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4.3     Insurance. To obtain insurance or evidence of insurance as the Bank may reasonably require, including, but not limited to, the insurance required pursuant to the Bank Documents.

4.4	Application of Proceeds. To use the proceeds of the Bonds solely for the purpose of paying for the cost of the construction and equipping of the Improvements in accordance with the terms of this Agreement and the Indenture.

4.5	Project Facility Costs and Expenses. To pay all Project Facility Costs,
regardless of the amount, and to pay all costs and expenses with respect to the financing and construction of the Project Facility.

4.6	Commencement and Completion of Construction. To commence renovation of the Existing Facility and construction of the New Facility and the acquisition and installation therein of the Equipment within thirty (30) days after the date hereof and to diligently pursue construction to completion prior to the Completion Date in accordance with the Plans and Specifications, in full compliance with all restrictions, covenants and easements affecting the Project Facility, all Requirements, and all governmental approvals, and with all terms and conditions of the Bank Documents without deviation from the Plans and Specifications unless with the prior approval of the Bank; to pay all sums and to perform such duties as may be necessary to complete such renovation of the Existing Facility and construction of the New Facility in accordance with the Plans and Specifications and in full compliance with all restrictions, covenants and easements affecting the Project Facility, all Requirements and all governmental approvals, and with all terms and conditions of the Bank Documents, all of which shall be accomplished on or before the Completion Date, free from any liens, claims or assessments (actual or contingent) asserted against the Project Facility for any material, labor or other items furnished in connection therewith. Evidence of satisfactory compliance with the foregoing shall be furnished by the Company to the Bank on or before the Completion Date.

4.7	Right of the Bank to Inspect Project Facility. To permit the Bank and its representatives and agents to enter upon the Project Facility and to inspect the Project Facility and all materials to be used in the construction thereof and to cooperate and cause any subcontractors to cooperate with the Bank and its representatives and agents during such inspections (including making available to the Bank working copies of the Plans and Specifications together with all related supplementary materials); provided, however, that this provision shall not be deemed to impose upon the Bank any obligation to undertake such inspections.

4.8	Correction of Defects. Unless the Company demonstrates to the Bank that such corrective work is inappropriate or inconsistent with the Plans and Specifications, to promptly correct all defects in the Improvements or any departure from the Plans and Specifications not previously approved by the Bank. The Company agrees that any Advance, whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention, of the Bank, shall not constitute a waiver of the Bank's right to require compliance with this covenant.

4.9	Sign Regarding Construction Financing. At the Bank's option, to erect promptly and maintain on a suitable site on the Land a sign indicating that construction financing is being provided by the Bank, all to the satisfaction of the Bank; and to prevent the destruction or removal of said sign without the prior approval of the Bank.

4.10 Approval of Change Orders. To permit no material deviations from the Plans and Specifications during construction without the prior approval of the Bank.

4.11	Notice of Occupancy. To notify the Bank at least ten (10) days prior to, and again on, the date of occupancy of any portion of the Improvements being renovated or constructed with proceeds of the Bonds.

4.12	Books and Records. To keep and maintain complete proper and accurate books, records and accounts reflecting all items of income and expense of the Company in connection with the Project Facility and the renovation of the Existing Facility and construction of the New Facility and the results of the operation thereof; and, upon the request of the Bank, to make such books, records and accounts immediately available to the Bank for inspection or independent audit.

4.13	Financial Statements and Other Information. To furnish to the Bank such financial statements and information as the Company has agreed to provide elsewhere in the Bank Documents.

4.14	Soil Tests. To provide promptly to the Bank at the Company's expense such soil tests and environmental assessments of the Land as the Bank may require from time to time.

4.15	Insufficiency of Proceeds. To deposit funds with the Bank as follows:
If at any time or from time to time during the terms of this Agreement, in the Bank's judgment and opinion, the remaining undisbursed portion of the Project Fund, together with the undisbursed balances of other sums previously deposited by the Company with the Bank or the Trustee in connection with the renovation of the Existing Facility and construction of the New Facility, is or will be insufficient to fully complete renovation of the Existing Facility and construction of the New Facility and the acquisition and installation of the Equipment therein in accordance with the Plans and Specifications, to pay all other Project Facility Costs and to pay all other sums due or to become due under the Bank Documents, regardless of how such condition may be caused, the Company shall, within seven (7) days after written notice thereof from the Bank, deposit with the Bank or the Trustee such sums of money in cash as the Bank may require, in an amount sufficient to remedy such condition, and sufficient to pay any liens for services and materials alleged to be due and payable at that time in connection with the Project Facility, and, at the Bank's option, no further Advances shall be made by the Trustee until the provisions of this paragraph have been fully complied with. All such deposited sums shall stand as additional security for the Company's obligations under this Agreement and shall be disbursed in the same manner as Advances before any further Advances of the other proceeds shall be made. Neither the Bank nor the Trustee shall have any obligation to pay the Company any interest with respect to such deposited funds.

4.16	Additional Documents. To perform hereunder as follows:

(a)	Regarding Construction. To furnish to the Bank all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument required to be furnished by, the terms of the Commitment or this Agreement or the other Bank Documents, all at the Company's expense.

(b) Regarding Preservation of Security. To execute and deliver to the Bank such documents, instruments, assignments and other writings, and to do such other acts necessary or desirable, to preserve and protect the collateral at any time securing or intended to secure the obligations of the Company under the Bank Documents, as the Bank may require.

(c)	Regarding this Agreement. To do and execute all and such further lawful and reasonable acts, conveyances and assurances in the law for the better and more effective carrying out of the intents and purposes of this Agreement as the Bank shall require from time to time.

4.17	Financing Publicity. To permit the Bank to obtain publicity in connection with the construction of the Improvements through press releases and participation in such events as ground breaking and opening ceremonies; and to give the Bank ample advance notice of such events and to give the Bank as much assistance as possible in connection with obtaining such publicity as the Bank may request.

4.18	Easements and Restrictions. To submit to the Bank for the Bank's approval prior to the execution thereof by the Company all proposed easements, restrictions, covenants, permits, licenses, and other instruments which would or might affect the title to the Project Facility, accompanied by a survey showing the exact proposed location thereof and such other information as the Bank shall reasonably require. The Company shall not subject the Project Facility or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) without the prior approval of the Bank.

4.19	Compliance with Requirements. To comply promptly with all Requirements and governmental approvals and to furnish the Bank, on demand, with independent evidence of such compliance.

4.20	Leases. To enter into no leases or occupancy agreements affecting the
Project Facility without the prior approval of the Bank. The Bank is aware of and has approved the Lease to Issuer and existing leases with Plug Power and Foster Miller. The Company shall deliver to the Bank executed counterparts of all leases and occupancy agreements affecting the Project Facility whether executed before or after the date of this Agreement, and shall not amend any provision thereof or waive any obligations of tenants under any leases or occupancy agreements affecting the Project Facility without the prior approval of the Bank.

4.21	Compliance With Restrictions, Covenants and Easements. To comply with all restrictions, covenants and easements affecting the Project Facility.

4.22	Laborers, Subcontractors and Materialmen. To furnish to the Bank, upon request at any time, and from time to time, affidavits listing all laborers, subcontractors, materialmen, and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished labor or material to the Project Facility or any portion thereof, together with affidavits, or other evidence satisfactory to the Bank, showing that such parties have been paid all amounts then due for labor and materials furnished to the Project Facility. In addition, the Company will notify the Bank immediately, and in writing, if the Company receives any notice, written or oral, from any laborer, subcontractor or materialmen to the effect that said laborer, subcontractor or materialmen has not been paid when due for any labor or materials furnished in connection with the renovation of the Existing

Facility and construction of the New Facility. The Company will also furnish to the Bank, at any time and from time to time upon demand by the Bank, lien waivers bearing a then current date from such subcontractors or materialmen as the Bank may designate.

4.23	Further Assurance of Title. To further assure title as follows: if at any time the Bank or the Bank's counsel has reason to believe that any Advance is not secured or will or may not be secured by the Mortgage as a lien or security interest on the Project Facility, then the Company shall, within ten
(10) days after written notice from the Bank, do all things and matters necessary, to assure to the satisfaction of the Bank and the Bank's counsel that any Advance previously made by the Trustee or to be made, is secured or will be secured by the Mortgage as a valid first mortgage lien or collateral security interest on the Project Facility, and the Bank, at its option, may decline to consent to further Advances until the Bank has received such assurance.

4.24	Deposit of Income. To deposit with the Bank, upon request at any time, any sums received by the Company from tenants or occupants of the Project Facility, in a special account, from which no funds shall be drawn by the Company without the Bank's prior approval, and which sums shall stand as additional security for the Company's obligations to the Bank under the Bank Documents.

4.25	No Transfers or Encumbrances. To cause or permit no sale, conveyance, transfer, assignment or encumbering of the Project Facility or any interest therein without the prior approval of the Bank.

ARTICLE 5

AGREEMENT TO APPROVE ADVANCES

Subject to the terms and conditions set forth in this Agreement, the Bank agrees to consent to Advances by the Trustee to the Company from time to time during the period from the date hereof to the Termination Date of proceeds in the Project Fund to pay Project Facility Costs actually incurred in connection with the renovation of the Existing Facility and construction of the New Facility and the cost of acquisition and installation of the Equipment in the Project Facility (including Indirect Costs) if and to the extent such Project Facility Costs are reflected in the Construction Budget as being funded by proceeds of the Bonds.

5.1	Reimbursement Agreement. The Company shall have an obligation to pay all sums due under the Reimbursement Agreement and the other Bank Documents (as well as any and all reasonable fees and expenses set forth therein).

5.2	Advances. The Construction Budget reflects, by category and line items, the purposes and the amounts for which funds to be advanced under this Agreement and the Indenture are to be used. The Bank shall not be required to consent to any disbursement for any category or line item more than the amount specified therefor in the Construction Budget.

5.3	Cost Overruns. If the Company becomes aware of any change in Project
Facility Costs which will increase a category or line item of Project Facility Costs reflected on the Construction Budget (as the Construction Budget is revised from time to time and approved by the Bank), the Company shall immediately notify the Bank in writing and promptly submit to the Bank for its approval a revised Construction Budget. No further Advances need be consented to by the Bank unless and until the revised Construction Budget so submitted by the Company is approved by the Bank, and the Bank reserves the right to approve or disapprove any revised Construction Budget in its sole and absolute discretion. If the Bank approves the revised Construction Budget, and such revised Construction Budget reflects Project Costs to be funded by the Bank in excess of the proceeds available in the Project Fund, the amount of such excess shall be funded by the Company.

5.4	Contingency Reserve. Any amount allocated as Contingency Reserve in the
Construction Budget is not intended to be disbursed and will only be disbursed upon the prior approval of the Bank, which approval can be withheld for any reason or for no reason. The disbursement of a portion of the Contingency Reserve shall in no way prejudice the Bank from withholding its consent to disbursement of any further portion of the Contingency Reserve.

5.5	Stored Materials. Advances of Bond proceeds shall not be made for any materials, furnishings or Equipment not yet incorporated into the Land or the Facility (the "Stored Materials") without the prior written consent of the Bank. Any disbursement for the cost of Stored Materials shall be contingent upon the Bank's receiving satisfactory evidence that:

(a)	The Stored Materials are components in a form ready for incorporation into the Improvements;

(b)	The Stored Materials are stored either at the Land, in a bonded warehouse, at a site controlled by the Company, or at such other site as the Bank shall approve, and are protected against theft and damage;

(c)	The Stored Materials have been paid for in full or will be paid for with the funds to be disbursed and all lien rights or claims of the supplier have been released or will be released upon payment with disbursed funds;

(d)	The Bank and the Trustee have or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;
and

(e)	The Stored Materials are insured for an amount equal to their replacement costs.

5.6	Amount of Advances. In no event shall any Advance exceed the Indirect
Costs approved by the Bank and theretofore paid or to be paid with the proceeds of such Advance plus ninety (90%) percent of all costs for construction of Improvements approved by the Bank and incurred by the Company through the date of the Request for Disbursement for such Advance, less the aggregate amount of any Advances previously made. It is further understood that the retainage described above is intended to provide a contingency fund protecting the Bank against failure of the Company to fulfill any obligations under the Bank Documents, and that the Bank may charge amounts against such retainage in the event the Bank is required or elects to expend its own funds to cure any Event of Default.

5.7	Quality of Work. No Advance shall be due unless all work done at the date the Request for Disbursement for such Advance is submitted is done in a good and workmanlike manner and without defects, but the Trustee, upon consent by the Bank, may disburse all or part of any Advance before the sum shall become due if the Bank believes it advisable to do so, and all such Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO DISBURSEMENT OF PROJECT FUND

6.1	Conditions of Initial Advance. The obligation of the Bank to consent to the initial Advance shall be subject to the following conditions precedent:

(a)	Commitment. All items required by the Commitment shall have been delivered to the proper parties as required therein, and all conditions set forth in the Commitment shall have been satisfied.

(b)	Bank Documents. The Bank Documents, in form and substance satisfactory to the Bank and the Trustee shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and the Bank shall have received an original or a fully executed counterpart thereof. All Bank Documents to be filed or recorded in the public records shall have been so filed or recorded in the appropriate public records.

(c)	Construction Documents. The Architect's Contract and Construction
Contract, in form and substance satisfactory to the Bank, shall have been duly executed and delivered by the parties thereto, shall be in full force and effect, and the Bank shall have received a certified or a fully executed counterpart thereof. The Architect and Contractor shall have duly executed and delivered to the Bank a consent to the assignment of their respective Contracts, in form and substance satisfactory to the Bank, and the Bank shall have received the original or a fully executed counterpart thereof.

(d)	Subcontracts. The Company shall have delivered to the Bank, and the
Bank shall have approved, a list of all subcontractors and materialmen who have been or, to the extent identified by the Company, will be supplying labor or materials for the Project Facility, a copy of the standard form of subcontract to be used by the Company, and correct and complete photocopies of all executed subcontracts and contracts.

(e)	Other Contracts. The Company shall have delivered to the Bank correct and complete photocopies of all other executed contracts with contractors, engineers or consultants for the Project Facility, and of all development, management, brokerage, sales or leasing agreements for the Project Facility.

(f)	Deliveries. The following items or documents shall have been delivered to the Bank:

(1)	Plans and Specifications. Two complete sets of the Plans and
Specifications and approval thereof by any necessary Governmental Authority, with a certification from the Architect that the Facility to be constructed complies with all Requirements and that the contracts and subcontracts provided to the Bank satisfactorily provide for the construction of the Improvements.

(2)	Title Insurance Policy. A paid Title Insurance Policy or report in all respects satisfactory to the Bank and the Trustee and their respective counsel.

(3)	Other Insurance. Policies (or, if permitted, certificates or other evidence of) all insurance required by this Agreement or any other Bank
Document.

(4) Evidence of Sufficiency of Funds. Evidence satisfactory to the Bank that the proceeds of the Bonds (but excluding the Contingency Reserve), will be sufficient to cover all Project Facility Costs reasonably anticipated to be incurred, and to satisfy the obligations of the Company under this Agreement and the Indenture.

(5)	Evidence of Access, Availability of Utilities, Requirements. Evidence
satisfactory to the Bank as to:

(A)	the methods of access to and egress from the Project Facility, and nearby or adjoining public ways, meeting the reasonable requirements of property of the type contemplated to be completed under this Agreement and the status of completion of any required improvements to such access;

(B)	the availability of storm and sanitary sewer facilities meeting the reasonable requirements of the Project Facility;

(C)	the availability of all other required utilities, in location and capacity sufficient to meet the reasonable needs of the Project Facility; and

(D)	the satisfying of all Requirements for the construction of the
Improvements, together with copies of all certificates and permits evidencing said compliance.

(6)	Environmental Report. An environmental assessment report or reports of one or more qualified environmental engineering or similar inspection firms approved by the Bank in form, scope and substance satisfactory to the Bank, which report or reports shall indicate a condition of the Land in all respects satisfactory to the Bank in its sole discretion and upon which report or reports the Bank is expressly entitled to rely.

(7) Survey; Site Plan.

(A) A survey prepared in accordance with the Bank's survey requirements, certified by a land surveyor registered as such in the state in which the Land is located, which survey shall be in form and substance satisfactory to the Bank, and as stated in the Commitment.

(B) A site plan complying with all Requirements, together with copies of the resolutions approving the site plan and all conditions thereto.

(8)	Request for Disbursement. A Request for Disbursement complying with the provisions of this Agreement and the Indenture.

(9) Trade Cost Breakdown. A detailed trade cost breakdown and itemization of non-construction expenses, showing all costs required to complete the Improvements according to the Plans and Specifications.

(g)	Legal Opinions. The Bank shall have received opinions in form and substance satisfactory to the Bank and the Bank's counsel from counsel satisfactory to the Bank as to such matters as the Bank shall reasonably request.

(h)	Certification Regarding Chattels. The Bank shall have received a certification from the Title Insurer or counsel satisfactory to the Bank (which shall be updated from time to time at the Company's expense upon request by the

Bank) that a search of the public records disclosed no conditional sales contracts, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect the Project Facility other than those required by the Bank Documents.

(i)	Notices. All notices required by any Governmental Authority or by any applicable Requirement to be filed prior to commencement of construction of the Improvements shall have been filed.

(j)	Performance; No Default. The Company shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of the initial Advance, and on the date of the initial Advance, there shall exist no Event of Default or event which but for the passage of time, the giving of notice or both would constitute an Event of Default.

(k)	Representations and Warranties. The representations and warranties made by the Company in the Bank Documents or otherwise made by or on behalf of the Company in connection therewith or after the date thereof shall have been true and correct in all respects on the date on which made and shall also be true and correct in all respects on the date of the initial Advance.

(l)	Other Documents. Such other documents, opinions and certificates as the
Bank or its counsel may reasonably require.

(m)	Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and/or the other Bank Documents shall be satisfactory to the Bank and the Bank's counsel in form and substance, and the Bank shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions or documents as the Bank and the Bank's counsel may reasonably require.

6.2	Conditions of Subsequent Advances. The obligation of the Bank to consent to any Advance after the initial Advance shall be subject to the following conditions precedent:

(a)	Prior Conditions Satisfied. All conditions precedent to the initial
Advance and any prior Advance shall continue to be satisfied as of the date of such subsequent Advance.

(b)	Performance; No Default. The Company shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such advance, and on the date of such Advance there shall exist no Event of Default or event which but for the passage of time, the giving of notice or both would constitute an Event of Default.

(c)	Representations and Warranties. The representations and warranties made by the Company in the Bank Documents or otherwise made by or on behalf of the Company in connection therewith after the date thereof shall have been true and correct in all respects on the date on which made and shall also be true and correct in all respects on the date of such Advance.

(d)	No Damage. The Project Facility shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless the Bank and the Trustee shall have received insurance proceeds sufficient in the judgment of the Bank to effect the satisfactory restoration of the Project Facility and to permit the completion thereof prior to the Completion Date.

(e)     Receipt by the Bank. The Bank shall have received:

(1)	Request for Disbursement. A Request for Disbursement complying with the requirements hereof;

(2)	Endorsement to Title Insurance Policy(ies). A "run down" endorsement to the Title Insurance Policy or report indicating no change in the state of title and containing no survey exceptions not approved by the Bank, which endorsement shall, expressly or by virtue of a proper "pending disbursements" clause or endorsement in the policy, increase the coverage of the policy to the aggregate amount of all Advances made on or before the effective date of such endorsement;

(3)	Current Survey. An updated survey if required by the Bank;

(4)	Certificates. Certificates from the Company, the Architect and the
Construction Inspector to the effect that in their opinion, based upon on-site observations and submissions by the Contractor, the construction to the date thereof was performed in a good and workmanlike manner and in accordance with the Plans and Specifications, stating the estimated total cost of construction of the Improvements, stating the percentage of the in-place construction of the Improvements and stating that the remaining non- disbursed portion of the Project Fund allocated for such purpose is adequate to complete the construction of the Improvements;

(5)	Contracts. Evidence that one hundred percent (100%) of the cost of the remaining construction work is covered by firm contracts or subcontracts, or orders for the supplying of materials, with contractors, subcontractors, materialmen or suppliers satisfactory to the Bank;

(f)	Bank Approval. The Bank shall have determined that the construction to the date thereof was performed in a good and workmanlike manner and in accordance with the Plans and Specifications and the remaining non-disbursed portion of the proceeds of the Bonds allocated for such purpose is adequate to complete the renovation of the Existing Facility and construction of the New Facility;

(g)	Other Documents. Such other documents, opinions and certificates as the
Bank or its counsel may reasonably require.

6.3	Conditions of Final Advance. In addition to the conditions set forth in
Paragraph 6.2 above, the Bank's obligation to consent to the final advance of sums retained pursuant to this Agreement (the "Final Advance") shall be subject to receipt by the Bank of the following:

(a)	Approval of Project Facility. Evidence of the approval of the Project
Facility by all Governmental Authorities with jurisdiction of (i) the Project Facility in its entirety for permanent occupancy to the extent any such approval is or will be a condition of lawful use and occupancy of the Project Facility and (ii) the contemplated uses thereof.

(b)	Approval by Construction Inspector. Notification from the Construction
Inspector to the effect that the Improvements have been completed in a good and workmanlike manner in accordance with the Plans and Specifications.

(c)	Final Survey. A final survey acceptable to the Bank showing the as-built location of the completed Facility.

(d) Certificate of Architect. A Certificate of the Architect that the renovation of the Existing Facility and construction of the New Facility have been completed in accordance with the Plans and Specifications and that the renovation of the Existing Facility and construction of the New Facility comply with all applicable Requirements Governmental Approvals and are in all respects ready for occupancy.

(e)	Payment of Costs. Evidence satisfactory to the Bank that all sums due in connection with the renovation of the Existing Facility and construction of the New Facility have been paid in full (or will be paid out of the funds requested to be advanced) and that no party claims or has a right to claim any statutory or common law lien arising out of the renovation of the Existing Facility and construction of the New Facility or the supplying of labor, material, and/or services in connection therewith.

ARTICLE 7

METHOD OF DISBURSEMENT OF LOAN PROCEEDS

The Bank agrees to consent to Advances requisitioned of the Trustee by the Company in accordance with the Construction Budget, subject to the following conditions and procedures:

7.1	Request for Disbursement to be Submitted. At such time as the Company shall desire an Advance, the Company shall complete and execute a Request for Disbursement for presentation to the Bank for its consent prior to delivery to the Trustee. Each Request for Disbursement shall be accompanied by:

(a)	a completed and itemized Application and Certificate for Payment (AIA
Document No. G702) or similar form approved by the Bank, containing a certification from the Architect as to the accuracy of same, together with invoices relating to all items of direct cost covered thereby; all such applications for payment shall show all subcontractors by name and trade, the total amount of each subcontract, the amount theretofore paid to each subcontractor as of the date of such application, and the amount to be paid from the proceeds of the Advance to each subcontractor;

(b)	if the Request for Disbursement includes payments for Indirect Costs, it shall be accompanied by a completed and itemized Indirect Cost statement executed by the Company, together with invoices for all items of Indirect Costs covered thereby;

(c)	written lien waivers from such laborers, subcontractors and materialmen for work done and materials supplied by them which were paid for pursuant to any prior Request for Disbursement;

(d)	a written request of the Company for any necessary changes in the Plans and Specifications or the Construction Budget;

(e)	copies of all change orders and subcontracts, and, to the extent requested by the Bank, of all inspection or test reports and other documents relating to the construction of the Improvements, not previously delivered to the Bank; and

(f)	such other information, documentation and certification as the Bank shall reasonably request.

7.2 Notice and Frequency of Advances; Retainage. Each Request for Disbursement shall be submitted to the Bank for its consent at least ten (10) business days prior to the date of submission of the Request for Disbursement to the Trustee, and no more frequently than monthly, based on the value of the work (including the value of architectural and engineering work) completed, less the holdback (the "Retainage") provided for at Section 5.6 herein, pending issuance of certificates of occupancy and such evidence of lien-free completion of construction as the Bank may reasonably require.

7.3	Funds Advanced. The Company irrevocably authorizes the Trustee to make an Advance from the Project Fund for any sums requisitioned under this Agreement in accordance with the Indenture.

7.4	Advances Do Not Constitute a Waiver. No Advance shall constitute a waiver of any of the conditions of the Bank's obligation to consent to further Advances nor, in the event the Company is unable to satisfy any such condition, shall any Advance have the effect of precluding the Bank from thereafter declaring such inability by the Company to be an Event of Default hereunder.

7.5 Trust Fund Provisions. All proceeds Advanced pursuant to this Agreement shall be subject to the trust fund provisions of Section 13 of the Lien Law. The affidavit attached hereto as Exhibit D is made pursuant to and in compliance with Section 22 of the Lien Law, and, if so indicated in said affidavit, a portion of the proceeds of the Bonds will be used, in part, for reimbursement for payments made by the Company prior to the initial Advance hereunder but subsequent to the commencement of the construction and equipping of the Project Facility for items constituting Costs of Improvement.

ARTICLE 8

EVENTS OF DEFAULT

The occurrence of any one or more of the following conditions or events (each an "Event of Default") shall constitute a default under and breach of this
Agreement:

(a)	any failure by the Company to pay as and when due (including any grace periods) and payable any interest on or principal of or other sums due and payable under the Installment Sale Agreement or the Reimbursement Agreement; or

(b)	any failure by the Company to pay as and when due and payable any other sums to be paid by the Company under this Agreement and continuance of such failure for a period of fifteen (15) days after written notice thereof from the Bank or the Trustee; or

(c)	title to the Project Facility becomes unsatisfactory to the Bank or the
Trustee by reason of any lien, charge, encumbrance, title condition or exception (including without limitation, any mechanic's, materialman's or similar statutory or common law lien or notice thereof), and such matter causing title to be or become unsatisfactory is not cured or removed (including by bonding) within sixty (60) days after notice thereof from the Trustee or the Bank to the Agency and the Company; or

(d)	any refusal by the Title Insurer to insure any Advance as being secured by the Mortgage as a first lien on the Project Facility and continuance of such refusal for a period of sixty (60) days after notice thereof by the Trustee or the Bank to the Agency and the Company; or

(e) the renovation of the Existing Facility and construction of the New Facility is not completed by the Completion Date or, in the reasonable estimation of the Bank, will not be completed by the Completion Date; or

(f)	the Project Facility or any portion thereof is injured by fire, explosion, accident, flood or other casualty, unless proceeds available for restoration and held by the Trustee pursuant to the Indenture are sufficient, in the reasonable estimation of the Bank, to effect the satisfactory restoration of the Project Facility and to permit the completion of the Improvements prior to the Completion Date; or

(g)	the Project Facility is subject to any Condemnation, or the Project
Facility or any portion thereof is subject to any Condemnation which will prevent, in the reasonable estimation of the Bank, the completion of the Improvements prior to the Completion Date; or

(h)	any voucher or invoice is submitted at any time which the Company knows has not been earned by the payee for services performed or for materials used in or furnished for the Project Facility; or

(i)	any cessation at any time in construction of the Improvements for more than twenty (20) consecutive days except for strikes, acts of God, fire or other casualty, or other causes entirely beyond the Company's control; or

(j)	any failure by the Company to duly observe or perform any term, covenant, condition or agreement requiring the Company to maintain insurance or to comply with the terms of the Commitment or the Bank Documents; or

(k)	the Company requests a redemption of the Bonds, or confesses inability to continue or complete renovation of the Existing Facility and construction of the New Facility in accordance with this Agreement; or

(l)	any representation or warranty made or deemed to be made by or on behalf of the Company in this Agreement or in any other Bank Document, or in any report, certificate, financial statement, Request for Disbursement or other instrument furnished in connection with this Agreement any Advance or any other Bank Document, shall prove to have been false or incorrect in any material respect as at the date of which made or deemed to be made; or

(m)	any dissolution, termination, partial or complete liquidation, merger or consolidation of the Company, any Affiliate, or any sale, transfer or other disposition of all or substantially all of the assets of the Company than with the prior written approval of the Bank; or

(n)	any suit or proceeding shall be filed against the Company or the
Project Facility which, if adversely determined, would have a materially adverse affect on the ability of the Company to perform each and every one of its obligations under and by virtue of the Bank Documents; or

(o)	any failure by the Company to obtain any governmental approvals necessary to satisfy any Requirements, or the revocation or other invalidation of any governmental approvals previously issued; or

(p)	any change in the legal or beneficial ownership of the Company or any
Affiliate (except Plug Power), other than with the prior written approval of the Bank; or

(q) any one or more of the obligations of the Company under the Bank Documents shall at any time and for any reason cease to be in full force and effect; or

(r)	any default in the payment of money shall occur and remain uncured under or in respect of any loan agreement, credit agreement, promissory note, bond, trust deed, indenture, mortgage, pledge, security agreement, indemnity or guaranty to which the Company is a party (whether as principal or guarantor or other surety), or any other default shall occur and remain uncured thereunder which would entitle the holder thereof to declare all amounts payable with respect thereto to be immediately due and payable; or

(s)	the Company shall be involved in financial difficulties as evidenced by: (1) its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or its authorizing, by appropriate proceedings of partners, directors or other governing body, the commencement of such a voluntary case; (2) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (3) the entry of an order for relief in any involuntary case commenced under said Title 11; (4) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (5) the entry of an order by a court of competent jurisdiction which is not withdrawn, reversed or rescinded within one hundred twenty (120) days after its entry (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (ii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; (6) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or (7) generally, its failure to pay its debts as such debts become due; or

(t)	any failure by the Company to duly observe or perform any other term, covenant, condition or agreement under this Agreement and continuance of such failure for a period of thirty (30) days after written notice thereof from the Bank; or

(u)	any "default" or "event of default" as such term is defined therein shall occur under any of the other Bank Documents.

ARTICLE 9

RIGHTS AND REMEDIES

9.1	Remedies. Upon the occurrence of any Event of Default, the Bank may at any time thereafter refuse to consent to further Advances and at its option, and upon written notice to the Trustee, exercise any or all of the following rights and remedies:

(a)	The Bank may, in its sole discretion, deliver to the Trustee, with a copy to the Agency and the Company, notice of such occurrence and upon compliance with the Indenture, direct the Trustee to redeem the Bonds; and

(b) The Bank may, in its sole discretion, by notice to the Trustee, the Agency and the Company, declare all unpaid principal of and accrued interest due in accordance with the Reimbursement Agreement, together with all other sums payable under the Bank Documents, to be immediately due and payable, whereupon same shall become and be immediately due and payable, anything in the Reimbursement Agreement or other Bank Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by the Company; provided, however, that the Bank may consent to Advances by the Trustee thereafter without thereby waiving the right to demand payment of the sums owing under the Reimbursement Agreement, without being obligated to consent to any other or further Advances, and without affecting the validity of or enforceability of the Reimbursement Agreement or other Bank Documents. Notwithstanding and without limiting the generality of the foregoing, upon the occurrence of an Event of Default under paragraph (s) of Article 8, or if any event has occurred which but for the passage of time, the giving of notice or both would constitute an Event of Default, at the sole option of the Bank, all obligations of the Trustee to make further Advances shall terminate, and all unpaid principal of and accrued interest on the Bonds, together with all sums payable under the Bank Documents, automatically shall become and be immediately so due and payable, without any declaration or other act.

(c)	At the discretion of the Bank and on behalf of the Trustee (but in its on behalf in the event that the Trustee has drawn upon the Letter of Credit in accordance with the Indenture), the Bank may cause the renovation of the Existing Facility and construction of the New Facility to be completed and may enter upon the Land and construct, equip and complete the renovation of the Existing Facility and construction of the New Facility in accordance with the Plans and Specifications, with such changes therein as the Bank may, from time to time, and in its sole discretion, deem appropriate.

In connection with any renovation or construction undertaken by the Bank pursuant to the provisions of this subparagraph, the Bank may:

(1)	use any funds of the Company, including any balance which may be held by the Bank as security or in escrow, and any funds remaining unadvanced under the Indenture;

(2)	employ existing contractors, subcontractors, agents, architects, engineers, and the like, or terminate the same and employ others;

(3)	employ security watchmen to protect the Project Facility;

(4)	make such additions, changes and corrections in the Plans and
Specifications as shall, in the judgment of the Bank, be necessary or desirable;

(5)	take over and use any and all Equipment contracted for or purchased by the Company, if appropriate, or dispose of the same as the Bank sees fit;

(6)	execute all applications and certificates on behalf of the Company which may be required by any Governmental Authority or Requirement or contract documents or agreements;

(7)	pay, settle or compromise all existing or future bills and claims which are or may be liens against the Project Facility, or may be necessary for the completion of the Improvements or the clearance of title to the Project Facility;

(8)	enter into leases and occupancy agreements, and modify or amend existing leases and occupancy agreements, all as the Bank shall deem to be necessary or desirable;

(9)	prosecute and defend all actions and proceedings in connection with the construction of the Improvements or in any other way affecting the Project Facility;

(10)	enter into agreements or modify or amend existing agreements (including the Bank Documents) with the Agency and the Trustee as the Bank, the Agency and the Trustee in their absolute discretion deem necessary or desirable; and

(11)	take such action hereunder, or refrain from acting hereunder, as the
Bank may, in its sole and absolute discretion, from time to time determine, and without any limitation whatsoever, to carry out the intent of this subparagraph. The Company shall be liable to the Bank for all costs paid or incurred for the construction, completion and equipping of the Project Facility, whether the same shall be paid or incurred pursuant to the provisions of this subparagraph or otherwise, and all payments made or liabilities incurred by the Bank hereunder of any kind whatsoever shall be deemed advances made to the Company under this Agreement and shall be secured by the Mortgage or the Indenture, and the other Bank Documents.

To the extent that any costs so paid or incurred by the Bank, together with all other Advances made by the Bank hereunder, exceed the Project Funds, such excess costs shall be paid by the Company to the Bank on demand, with interest thereon at the rate set forth at Section 2.2(a)(i) of the Reimbursement Agreement, until paid; and the Company shall execute such notes or amendments to the Reimbursement Agreement as may be requested by the Bank to evidence the Company's obligation to pay such excess costs and until such notes or amendments are so executed by the Company, the Company's obligation to pay such excess costs shall be deemed to be evidenced by this Agreement and the Reimbursement Agreement. In the event the Bank takes possession of the Project Facility and assumes control of such construction as aforesaid, it shall not be obligated to continue such construction longer than it shall see fit and may thereafter, at any time, change any course of action undertaken by it or abandon such construction and decline to make further payments for the account of the Company whether or not the Project Facility shall have been completed. For the purpose of this subparagraph, the construction, equipping and completion of the Project Facility shall be deemed to include any action necessary to cure any Event of Default by the Company under any of the terms and provisions of any of the Bank Documents.

(d)	the Bank may to the extent permitted by applicable law, at any time and from time to time, without notice (any such notice being expressly waived), without regard to the adequacy of any collateral, set off and apply any and all deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of the Bank where the deposits are held) at any time held or other sums credited by or due from the Bank to the Company against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising of the Company to the Bank.

(e)	the Bank may exercise any or all of the rights and remedies set forth in the Reimbursement Agreement or the Mortgage, or other Bank Documents, as appropriate.

9.2	Remedies Not in Conflict with the Indenture. In addition, and to the extent not in conflict with the Indenture, the Company agrees to the following:

(a)	Power of Attorney. For the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, the Company hereby irrevocably constitutes and appoints the Bank its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of the Company. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.

(b)	Remedies Cumulative. Upon the occurrence of any Event of Default and expiration of any cure period, the rights, powers and privileges provided in this Article 9 and all other remedies available to the Bank under this Agreement, the Reimbursement Agreement, or under any of the other Bank Documents or at law or in equity may be exercised by the Bank at any time and from time to time and shall not constitute a waiver of any of the Bank's other rights or remedies thereunder, whether or not the Bonds shall be due and payable, and whether or not the Bank shall have instituted any foreclosure proceedings or other action for the enforcement of its rights under the Reimbursement Agreement or other Bank Documents.

(c)	Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Agreement, the Reimbursement Agreement or any other Bank Document if the Bank shall have waived such Event of Default in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of the Bank upon the occurrence thereof.

(d)	Waivers. The Company hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Bank Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on the Bank's part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement, the Reimbursement Agreement, or any other Bank Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and any defense of any kind which the Company may now or hereafter have with respect to its liability under this Agreement or under any other Bank Document.

(e)	Course of Dealing, Etc. No course of dealing between the Company and the Bank shall operate as a waiver of any of the Bank's rights under this Agreement or any Bank Document. No delay or omission on the Bank's part in exercising any right under this Agreement or any other Bank Document shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion No waiver or consent shall be binding upon the Bank unless it is in writing and signed by the Bank. The making of an Advance hereunder during the existence of an Event of Default shall not constitute a waiver thereof.

ARTICLE 10

GENERAL CONDITIONS

The following conditions shall be applicable throughout the term of this
Agreement:

10.1 Rights of Third Parties. All conditions of the obligations of the Bank hereunder, including the obligation to consent to Advances, are imposed solely and exclusively for the benefit of the Bank and its successors and assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Bank will make Advances in the absence of strict compliance with any or all thereof and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Bank at any time if in its sole discretion it deems it desirable to do so. In particular, the Bank makes no representations and assumes no obligations as to third parties, including, but not limited to, the Agency or the holders of the Bonds, concerning the quality of the construction by the Company of the Improvements or the absence therefrom of defects. In this connection the Company agrees to and shall indemnify the Trustee and the Bank from any liability, claims or losses resulting from the disbursement of Advances or from the condition of the Project Facility whether related to the quality of construction or otherwise and whether arising during or after the termination of the Letter of Credit. This provision shall survive the repayment of the Bonds and any sums due under the Bank Documents and shall continue in full force and effect so long as the possibility of such liability, claims or losses exists.

10.2	Limitation on Agency Liability; Indemnity. No provision or covenant contained in this Agreement or any obligation herein or the breach thereof shall constitute or give rise to pecuniary or other liability or charge upon the Agency, its members, officers, employees or agents. The Company shall indemnify the Agency against all claims, demands, expenses, and liabilities under this Agreement in accordance with the provisions of the Installment Sale Agreement.

10.3	Relationship. The relationship between the Bank and the Company is solely that of a lender and borrower, and nothing contained herein or in any of the other Bank Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

10.4	Evidence of Satisfaction of Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact of facts and the Bank shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence.

10.5	Notices. (a) All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when (1) sent to the applicable address stated below by registered or certified mail, return receipt requested, or by such other means as shall provide the sender with documentary evidence of such delivery, or (2) delivery is refused by the addressee, as evidenced by the affidavit of the Person who attempted to effect such delivery.

(b)	The addresses to which notices, certificates and other communications hereunder shall be delivered are as follows:

If to the Company:
Mechanical Technology Incorporated
968 Albany-Shaker Road
Latham, New York 12110
Attention: Cynthia A. Scheuer, Vice President

With a Copy to:
Harry D'Agostino, Esq.
D'Agostino, Hoblock, Greisler & Siegal
39 North Pearl Street
Albany, New York 12207

If to the Agency:
Town of Colonie Industrial Development Agency
347 Old Niskayuna Road
Latham, New York 12110
Attention: Philip Pearson, Executive Director

With a Copy to:
Robert L. Sweeney, Esq.
Shanley, Sweeney, Reilly & Allen, P.C.
10 Thurlow Terrace
Albany, New York 12203

If to the Trustee:
Manufacturers And Traders Trust Company
One M&T Plaza, 7th Floor
Buffalo, New York 14203
Attention: Leslie A. Boynton, Vice President

If to the Bank:
KeyBank National Association
Corporate Banking Department
66 South Pearl Street
Albany, New York 12207
Attention: William B. Palmer

With a Copy to:
Timothy R. McGill, Esq.
St. John & Curtin, LLC
1530 First Federal Plaza
Rochester, New York 14614

With a Copy to:
Hiscock & Barclay, LLP
One KeyCorp Plaza
Albany, New York 12207
Attn: Edward J. Trombly, Esq.

(c)	A duplicate copy of each notice, certificate and other communication given hereunder by (1) the Company or the Agency shall also be given to the Trustee, and (2) the Company, Agency or the Trustee shall also be given to the Bank.

(d)	The Agency, the Company, the Trustee and the Bank may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates and other communications shall be sent.

10.6	Assignment. The Company may not assign this Agreement or any of its rights or obligations hereunder without the prior approval of the Bank.

10.7 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Company or by or on behalf of the Bank shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

10.8	Headings. The headings of the Articles, Paragraphs and subparagraphs of this Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

10.9	Invalid Provisions to Affect No Others. If fulfillment of any provision hereof or any transaction related hereto at the time performance of such provisions shall be due, shall involve transcending the limit of validity presently prescribed by law, with regard to obligations of like character and amount, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

10.10	Number and Gender. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used herein, it shall equally include the other.

10.11	Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of New York.

10.12	Consent to Jurisdiction. The Company hereby irrevocably and
unconditionally (a) submits to personal jurisdiction in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement, and (b) waives any and all personal rights under the laws of any state (i) to the right, if any, to trial by jury, or (ii) to object to jurisdiction within the State of New York or venue in any particular forum within the State of New York. Nothing contained herein, however, shall prevent the Bank from bringing any suit, action or proceeding or exercising any rights against any security and against the Company, and against any property of the Company, in any other state. Initiating such suit, action or proceeding or taking such action in any state shall in no event constitute a waiver of the agreement contained herein that the laws of the State of New York shall govern the rights and obligations of the Company and the Bank hereunder or the submission herein by the Company to personal jurisdiction within the State of New York.

10.13	Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.14	No Recourse; Special Obligation. (a) The obligations and agreements of the Agency, if any, contained herein and in the other Bank Documents and any other instrument or document executed in connection therewith or herewith, and any other instrument or document supplemental thereto or hereto, shall be deemed the obligations and agreements of the Agency, and not of any member, officer, director, agent (other than the Company) or employee of the Agency in his individual capacity, and the members, officers, directors, agents (other than the Company) and employees of the Agency shall not be liable personally hereon or thereon or be subject to any personal liability or accountability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

(b)	The obligations and agreements of the Agency contained herein and therein shall not constitute or give rise to an obligation of the State of New York or the Town of Colonie, New York, and neither the State of New York nor the Town of Colonie, New York shall be liable hereon or thereon, and, further, such obligations and agreements shall not constitute or give rise to a general obligation of the Agency, but rather shall constitute limited obligations of the Agency payable solely from the revenues of the Agency derived and to be derived from the sale or other disposition of the Project Facility (except for revenues derived by the Agency with respect to the Unassigned Rights).

(c)	No order or decree of specific performance with respect to any of the obligations of the Agency hereunder shall be sought or enforced against the Agency unless (1) the party seeking such order or decree shall first have requested the Agency in writing to take the action sought in such order or decree of specific performance, and ten (10) days shall have elapsed from the date of receipt of such request, and the Agency shall have refused to comply with such request (or, if compliance therewith would reasonably be expected to take longer than ten days, shall have failed to institute and diligently pursue action to cause compliance with such request within such ten day period) or failed to respond within such notice period, (2) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it will incur fees and expenses, the party seeking such order or decree shall have placed in an account with the Agency an amount or undertaking sufficient to cover such reasonable fees and expenses, and (3) if the Agency refuses to comply with such request and the Agency's refusal to comply is based on its reasonable expectation that it or any of its members, officers, agents (other than the Company) or employees shall be subject to potential liability, the party seeking such order or decree shall (A) agree to indemnify, defend and hold harmless the Agency and its members, officers, directors, agents (other than the Company) and employees against any liability incurred as a result of its compliance with such demand, and (B) if requested by the Agency, furnish to the Agency satisfactory security to protect the Agency and its members, officers, directors, agents (other than the Company) and employees against all liability expected to be incurred as a result of compliance with such request. Any failure to provide the indemnity and/or security required in this Section 10.14 shall not affect the full force and effect of an Event of Default hereunder.

IN WITNESS WHEREOF, the Company, the Agency and the Bank have executed this Agreement under seal on the date first above written.

The Company:

MECHANICAL TECHNOLOGY INCORPORATED

By:
Name: Cynthia A. Scheuer
Title: Vice President

The Bank:

KEYBANK NATIONAL ASSOCIATION

By:
Name: William B. Palmer
Title: Vice President

The Agency:

TOWN OF COLONIE INDUSTRIAL DEVELOPMENT AGENCY

By:
Name: Peter J. Hess
Title:	Chairman



STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY        )

On this day of December, 1999, before me the subscriber personally appeared Cynthia A. Scheuer, who being by me duly sworn, did depose and say; that she resides at Castleton, New York, that she is a Vice President of Mechanical Technology Incorporated the corporation described in and which executed the foregoing instrument; and that she signed her name thereto by order of the Board of Directors of said corporation.

NOTARY PUBLIC


STATE OF NEW YORK	)
                        )ss.:
COUNTY OF ALBANY        )

On this _______ day of December, 1998 before me personally appeared William B. Palmer, to me personally known, who, being by me duly sworn, did depose and say that he resides in Athens, New York; that he is a Vice President of KEYBANK NATIONAL ASSOCIATION, the national banking association described in and which executed the within Building Loan Contract; and that he signed his name thereto by order of its Board of Directors.

Notary Public


STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY        )

On this day of December, 1999, before me the subscriber personally appeared Peter J. Hess, who being by me duly sworn, did depose and say; that he resides at __________________________, that he is Chairman of the Town of Colonie Industrial Development Agency the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the members of said Agency.


NOTARY PUBLIC

Exhibit A Construction Budget

Exhibit B Description Of Land

Exhibit C REQUEST FOR DISBURSEMENT FROM PROJECT FUND

COMPANY: MECHANICAL TECHNOLOGY INCORPORATED

REQUISITION NO.:

DATE:

PROJECT:	MECHANICAL TECHNOLOGY INCORPORATED PROJECT LOCATED ON
ALBANY-SHAKER ROAD, TOWN OF COLONIE, ALBANY COUNTY, NEW YORK

Pursuant to the Building Loan Contract (the "Agreement") between Mechanical Technology Incorporated (the "Company"), Town of Colonie Industrial Development Agency (the "Agency") and KeyBank National Association (the "Bank") executed in connection with the issuance of the Agency's Taxable Industrial Development Revenue Bonds (Mechanical Technology Incorporated Project - Letter of Credit Secured) Series 1998A in the aggregate principal amount of $6,160,274.00 (the "Bonds"), the Company hereby requests that the Bank consent to a disbursement from the Project Fund (as defined in the Indenture dated as of December 1, 1998 between the Agency and Manufacturers and Traders Trust Company, as trustee) for the following purpose(s) and in the following amounts:

Amount	Purpose(s)	Attributable to

$

Total:	$

IN CONNECTION WITH AND IN ORDER TO INDUCE THE BANK TO CONSENT TO THE DISBURSEMENT OF THE AMOUNT REQUESTED ABOVE, THE COMPANY HEREBY REPRESENTS, WARRANTS AND STIPULATES AS FOLLOWS:

1.	There is existing no Event of Default (as defined in the Agreement) and no event which but for the passage of time, the giving of notice or both would constitute an Event of Default. The undersigned has duly complied with and observed all of the terms, covenants and conditions of each of said instruments required to be performed by the undersigned to the date of this requisition, and unless the Bank is notified to the contrary prior to the disbursement requested above, will be so on the date hereof.

2.	The amounts herein are true and correct to the best of the Company's knowledge and after the honoring of this requisition, amounts in the Project Fund not yet advanced, less the retainage held, if any, shall be sufficient to pay for the completion of the costs of construction of the Improvements not yet paid.

3.	All sums previously requisitioned have been applied to the payment of the costs of construction of the Improvements heretofore incurred and the proceeds of any advance made in accordance with this requisition will be applied to, and solely to, payment of the foregoing items.

4.	All work has been performed fully in accordance with the Plans and
Specifications as defined in the Agreement.

MECHANICAL TECHNOLOGY INCORPORATED

By:	Authorized Officer

KeyBank National Association hereby consents to the disbursement of the foregoing amounts from the Project Fund:

KEYBANK NATIONAL ASSOCIATION

By:	Authorized Officer

Exhibit D LIEN LAW, SECTION 22 AFFIDAVIT

STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY        )

Cynthia A. Scheuer, being duly sworn, deposes and says:

A.	That she is a Vice President of Mechanical Technology Incorporated
described as the Company in the Building Loan Contract, dated as of December 1, 1998 (the "Agreement"), to which this Affidavit is annexed, relating to the acquisition, construction and equipping of a certain industrial development facility described therein on premises located on Albany-Shaker Road, Town of Colonie, Albany County, New York and more particularly bounded and described in Exhibit B to the Agreement.

B.	The Agreement is intended to be filed in the Schohaire County Clerk's
Office in accordance with Section 22 of the Lien Law. All capitalized terms used herein and not otherwise defined shall have the same meanings assigned thereto in the Agreement.

C.	The Bond proceeds will be advanced by the Trustee to the Company with the consent of the Bank in accordance with the terms of the Agreement.

D.	The consideration, or to be paid, in connection therewith are as follows:

1.	Architect's and/or Engineer's fees	$ __________

2.	The purchase price of the Land	$ __________

3.	Fair and reasonable sums paid for obtaining financing:

(a)	Letter of Credit Fee and other expenses	$ __________ (b)	Letter
of Credit Commitment fee	$ __________ (c)	Legal fee and
disbursements of the Bank's Counsel	$ __________ (d)	Appraisal Fee $
__________ (e)	Construction Inspector's fees	$ __________ (f) Agency's
administrative fee	$ __________ (g)	Legal fee and disbursements of
Agency counsel	$ __________ (h)	the Trustee's fees $ __________ (i)
Legal fees and disbursements of the Trustee's counsel $ __________ (j)
Underwriter/Remarketing Agent fees	$ __________ (k) Legal fees and
disbursements of Underwriter's counsel	$ __________ (l) Cost of title
examination and UCC searches, title insurance premiums and title continuation
charges	$ _________ (m)	Cost of survey(s) (n)	Recording and filing fees
$ _________

4.	Taxes (including payments-in-lieu of taxes), assessments and water
rents accruing during the construction of the Improvements	$ _________

6.      Taxes, assessment and water rents existing prior to the commencement of
the Improvements        $ _________

7.	Interest on the Bonds during construction period	$ _________

8.	Sums paid to repay the Bank for sums advanced to pay the costs of construction of the Improvements incurred prior to the date of the Agreement $
_________

TOTAL	$ _________

Certain of the foregoing amounts are based upon good faith estimates of costs or expenses not yet incurred and certain items listed above may cost more or less than such estimates. The Company reserves the right to use unexpended amounts from any of said items to defray increases incurred in any other item or items listed above so long as the total amount expended on such items does not exceed the amount of items shown above.

After payment of all the above items, the net amount available to the Company for the improvements (monies which will be available to the Company for the cost of constructing, renovating, and equipping the Improvements) will be $ .

All monies advanced to the Company under and pursuant to the Agreement shall be subject to the Trust Fund provisions of Section 13 of the Lien Law. If an Event of Default occurs during construction of the Improvements, the Trustee may refuse to advance additional funds and such unadvanced sums would not be available to the Company to pay the cost of constructing the Improvements, the Trustee may transfer all or a portion of incurred but unpaid items qualifying as Project Costs and amounts sufficient to discharge any filed mechanic's lien, to the Project Fund established under the Indenture for application to redemption of the Bonds in accordance with the terms of the Indenture.

IN THAT EVENT, SUCH MONIES WILL NOT BE AVAILABLE TO THE COMPANY FOR THE IMPROVEMENT.

This affidavit is made pursuant to and in compliance with Section 22 of the Lien Law by the Company, as an "owner" for the purposes of said Section.

E.	The facts herein stated are true to the best of deponent's knowledge.

Cynthia A. Scheuer

Sworn to before me this _______ day of December, 1998.

NOTARY PUBLIC-STATE OF NEW YORK

BUILDING LOAN CONTRACT

BUILDING LOAN CONTRACT

BUILDING LOAN CONTRACT

Exhibit A page 1

Exhibit B page 1

Exhibit C page 2

Exhibit D page 3